Exhibit 99.1

CONTACT:

Jeff Unger

Vice President Investor Relations

(561) 482-9715

Destination XL Group, Inc. Reports Fourth-Quarter and Fiscal 2012 Financial Results

Destination XL Retail Store and E-commerce Platform Drive Sales Growth;

New DXL Marketing Campaign Expected to Increase Market Awareness Significantly;

Expects 2013 to be Year of Accelerated Progress in DXL Transformation

CANTON, Mass., March 15, 2013 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest multi-channel specialty retailer of big & tall men’s apparel and accessories, today reported operating results for the fourth quarter and fiscal year ended February 2, 2013 (“fiscal 2012”).

Highlights

•

Comparable fourth-quarter sales increased 0.5% and total fourth quarter sales increased to $114.9 million compared with $111.1 million in the fourth quarter of fiscal 2011. Full year comparable sales increased 1.5% and 2012 total sales were $399.6 million compared with $395.9 million in 2011.

•

Comparable fourth quarter sales for Destination XL® (DXL®) stores were up 15.0%, while comparable fourth quarter sales for Casual Male XL retail and outlet stores decreased 2.3%. In the quarter, the DXL stores represented 18.0% of the Company’s comparable retail store sales. Comparable fourth quarter sales from the e-commerce platform increased approximately 13.0%.

•

Income from continuing operations, on a diluted basis, for the fourth quarter was $0.09 per share, as compared to $0.71 per share for the fourth quarter of fiscal 2011. Adjusted income from continuing operations for the fourth quarter of fiscal 2011, before the reversal of the Company’s valuation allowance and trademark impairment, was $0.08 per share. (See below for non-GAAP reconciliation.)

•

For the full year, income from continuing operations, on a diluted basis, was $0.17 per share compared with $0.93 per share for fiscal 2011. Before the reversal of the Company’s valuation allowance and trademark impairment, adjusted income from continuing operations was $0.22 per share in 2011. (See below for non-GAAP reconciliation.)

•

Opened 14 Destination XL stores and closed 34 Casual Male XL stores in the fourth quarter of 2012, reaching 48 DXL stores at the end of the year towards its goal to transform its business with 215 to 230 DXL stores by 2016.

Management Comments

“Our fourth quarter results were consistent with those that we announced in our preliminary fourth-quarter news release on February 27,” said President and CEO David Levin. “We are at a critical juncture in our transformation to Destination XL. This year we are accelerating the opening of DXL stores and the closing of Casual Male XL locations in order to begin realizing the benefit of this strategy much earlier than we initially anticipated. We expect to have between 105 and 112 DXL stores open by the end of the fiscal year. While our SG&A costs will increase by approximately $15.0 to $17.1 million in 2013 over 2012 due to the accelerated store openings and closings, enhancements to certain aspects of our infrastructure and the implementation of our new marketing campaign, we expect these investments to result in significant financial improvement beginning in 2014.”

“To leverage the increased presence of our DXL stores, we will be rolling out a comprehensive national marketing campaign this spring that will define the DXL brand more clearly, expand market awareness and grow our active customer base,” said Levin. “The new national marketing campaign is based on the most successful mix of TV, radio and digital marketing in the five regions where we conducted test marketing this past fall. Using the same marketing mix that we plan to roll out nationally in the spring, the test results demonstrated a 15% increase in sales, 24% growth in traffic, 64% new customer purchases, an 84% increase in web traffic and 7% higher web sales. Overall, the test results determined that awareness of the DXL brand increased by 100% in new DXL markets and 38% in established DXL markets, and our “end-of-rack” customer base grew by 38%.”

“Fiscal 2013 will be a year of significant investment in the DXL strategy,” said Levin. “We anticipate that our capital expenditures to support our aggressive transformation will peak this year at approximately $45 million, net of anticipated lease incentives. Buoyed by the success of our test marketing and the customer response to DXL thus far, we expect that the combination of the new marketing campaign and the acceleration of the DXL strategy will have a significant and positive effect on our performance in 2014 and beyond. Through the successful execution of our DXL strategy, in 2016 we expect to report sales of more than $600 million, operating margins greater than 10% and cash flow generation in the range of $60 to $70 million.”

Fourth-Quarter Fiscal 2012 Results

Sales

For the fourth quarter of fiscal 2012, total sales were $114.9 million compared with $111.1 million in the fourth quarter of fiscal 2011. Comparable sales for the fourth quarter increased 0.5% compared with the same period of the prior year. On a comparable basis, sales from the retail stores increased 0.5% while the direct business increased 0.6%. The increase in the retail stores of 0.5% was primarily driven by the DXL stores which had a comparable increase of 15.0%, which represented 18.0% of the Company’s comparable retail store sales. Excluding the DXL stores, sales from the retail stores decreased 2.3%. Sales for the 53rd week of fiscal 2013 were $5.1 million.

The 0.6% increase in comparable direct sales during the fourth quarter was primarily related to a 13.0% increase in e-commerce sales, which was partially offset by a 49.0% decline from catalogs. In response to lower catalog sales, the Company has intensified its digital marketing efforts, which include emails, web searches, Internet banners, and affiliate sites. During the fourth quarter the Company reduced the number of catalogs distributed by 76.0% with 70.0% fewer impressions.

For full year fiscal 2012, total sales were $399.6 million compared with $395.9 million for full year fiscal 2011. Comparable sales for full year fiscal 2012 increased approximately 1.5%, or $5.7 million, compared with full year fiscal 2011. This increase consisted of an increase in retail store sales of 2.0%, or $6.4 million, partially offset by a decrease in our direct business of 1.0%, or $0.7 million.

Gross Profit Margin

For the fourth quarter of fiscal 2012, gross margin, inclusive of occupancy costs, was 47.5% compared with gross margin of 44.7% for the fourth quarter of fiscal 2011. The increase of 280 basis points was the result of an increase in merchandise margins of 290 basis points offset slightly by an increase of 10 basis points related to higher occupancy costs. The improvement in merchandise margin was the result of lower markdowns as compared to the fourth quarter of the prior year. On a dollar basis, occupancy costs for the fourth quarter of fiscal 2012 increased 5.0% over the prior year. This increase is partially due to higher costs related to pre-opening rents for DXL stores and the timing of store openings and closings.

For fiscal 2012, gross margin increased 20 basis points to 46.5% compared to fiscal 2011.

Selling, General & Administrative

SG&A expenses for the fourth quarter of fiscal 2012 were 37.7% of sales, compared with 36.0% in the fourth quarter of fiscal 2011. On a dollar basis, SG&A expenses increased to $43.3 million for the fourth quarter of fiscal 2012 from $40.0 million for the prior-year quarter. The increase is primarily related to an increase in the corporate bonus accrual of $1.4 million and expenses for the additional 53rd week of approximately $2.7 million.

For full year fiscal 2012, SG&A expenses as a percentage of sales were 39.1%, compared with 38.4% for full year fiscal 2011. SG&A expenses increased to $156.4 million for full year fiscal 2012 from $152.0 million for full year fiscal 2011.

Depreciation and Amortization

Depreciation and amortization for the fourth quarter of fiscal 2012 grew to $4.2 million from $3.5 million for the fourth quarter of fiscal 2011, primarily due to amortization of the Company’s “Casual Male” trademark. For fiscal 2012 depreciation and amortization grew to $15.5 million from $12.5 million for fiscal 2011, primarily due to $2.0 million in amortization related to the trademark.

DXL Transition Costs

The Company is incurring transition costs as it moves to its DXL format, which include pre-opening rent and payroll, store training, infrastructure costs and increased marketing. These costs are incremental to last year and are start-up costs associated with store openings that will not continue once a DXL store is open.

The Company’s results for the fourth quarter and full year fiscal 2012 include total incremental costs of $2.4 million, or $0.03 per diluted share after-tax, and $9.0 million, or $0.11 per diluted share after-tax, respectively. (See “Non-GAAP Measures” below.) These incremental costs include $0.8 million in pre-opening occupancy costs, $6.2 million in SG&A costs and the $2.0 million in trademark impairment.

Income Taxes

As a result of its valuation allowance being substantially reversed in the fourth quarter of fiscal 2011, the Company has returned to a normal tax provision for fiscal 2012. Accordingly, for full year fiscal 2012, the effective tax rate was 39.4% compared with 10.0% for full year fiscal 2011. The effective tax rate for the full year fiscal 2011 was reduced from the statutory rate due to the utilization of fully reserved NOL carryforwards.

Income from Continuing Operations

Income from continuing operations for the fourth quarter of fiscal 2012 was $4.2 million, or $0.09 per diluted share, compared with $34.1 million, or $0.71 per diluted share, a year earlier. Income from continuing operations increased $0.01 per diluted share as compared to an adjusted income from continuing operations of $0.08 per diluted share for the fourth quarter of fiscal 2011.

Income from continuing operations for full year fiscal 2012 was $8.1 million, or $0.17 per diluted share, compared with income from continuing operations of $44.8 million, or $0.93 per diluted share, for fiscal 2011. Assuming a normal tax rate of 40.0% for fiscal 2011, and excluding the tax benefit and impairment charge, adjusted income from continuing operations for fiscal 2011 was $10.7 million, or $0.22 per diluted share. (See below for a reconciliation of adjusted income from continuing operations, a non-GAAP measure.)

Net Income

Net income for the fourth quarter of fiscal 2012 was $4.2 million, or $0.09 per diluted share, compared with $33.5 million, or $0.70 per diluted share, for the fourth quarter of fiscal 2011. The results for the fourth quarter of fiscal 2012 include costs of $2.4 million, or $0.03 per diluted share, related to the DXL store growth initiative. The fourth quarter of 2011 included a non-recurring income tax benefit of $42.5 million and a partial, non-cash impairment charge of $23.1 million against the “Casual Male” trademark. Excluding these items from the fourth quarter of 2011 and assuming a normal tax rate of 40.0%, adjusted net income was $3.1 million, or $0.06 per diluted share.

Net income for full year fiscal 2012 was $6.1 million, or $0.13 per diluted share, compared with $42.7 million, or $0.89 per diluted share, for full year fiscal 2011. Assuming a normal tax rate of 40.0% for fiscal 2011, and excluding the tax benefit and impairment charge, adjusted net income for full year fiscal 2011 was $8.6 million, or $0.18 per diluted share. The lower earnings, on a comparable non-GAAP tax basis, is primarily due to the investment in the DXL strategy. (See below for a reconciliation of adjusted net income, a non-GAAP measure.)

Cash Flow

Cash flow from operations was $29.9 million for fiscal 2012 compared with $23.4 million for fiscal 2011. Free cash flow from operations (as defined below under “Non-GAAP Measures”) decreased by $7.9 million to $(2.5) million from $5.4 million for fiscal 2011, largely due to the increase in capital expenditures associated with the new DXL store openings.

Balance Sheet & Liquidity

At February 2, 2013, the Company had cash and cash equivalents of $8.2 million, no outstanding borrowings, and $71.0 million available under its credit facility.

Inventory was $104.2 million, flat with year end fiscal 2011. On a unit basis, inventory decreased 4.0% compared to fiscal 2011.

Retail Store Information

The Company is in the process of significantly transforming its business as it accelerates the DXL store openings and the closure of Casual Male XL stores. The DXL stores outperform the Casual Male XL stores and, as the chain is converted, the Company believes that the sales growth will improve. However, during the transition, the Company is experiencing some sales erosion among its Casual Male XL stores located near its DXL stores. On a comparable sales basis, sales from the DXL stores represented 18.0% of the Company’s retail store sales for the fourth quarter and 13.0% for fiscal 2012.

	Year End 2011		Year End 2012		Year End 2013E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
Casual Male XL	420	1,496	352	1,241	238	829
Destination XL	16	159	48	475	112	1,018
Rochester Clothing	14	122	12	108	10	75
Total	450	1,777	412	1,824	360	1,922

Fiscal 2013 Outlook

Management’s guidance for the fiscal year ending February 1, 2014 is as follows:

•

Comparable sales increase of 8.5% to 10.0% and total sales of $415.0 million to $420.0 million, driven by the continued DXL expansion and growth in the direct business both benefitting from the national media campaigns planned for the Spring and Fall seasons.

•	Gross profit margin is expected to change +/- 20 basis points from fiscal 2012 to a range of 46.3% to 46.7%.

•

SG&A costs are expected to increase by approximately $15.0 to $17.1 million to approximately $171.4 to $173.5 million. SG&A costs are planned to increase primarily related to preopening costs, payroll (both store and support) as well as increased marketing costs associated with two major flights of a national media campaign to raise DXL brand awareness with the Company’s target market.

•	Operating margin in the range of breakeven to 0.5%.

•	EBITDA (non-GAAP) in the range of $20.0 to $23.0 million.

•	Diluted earnings per share of approximately breakeven.

•

Negative free cash flow, such that expected borrowings at the end of fiscal 2013 will be $10.0 to $15.0 million with estimated deferred tax assets of approximately $45.3 million which can be utilized to offset future tax liabilities.

Conference Call

The Company will hold a conference call to review its financial results and business highlights today, Friday, March 15, 2013 at 9:00 a.m. ET. Those who wish to listen to the live webcast should visit the “Investors” section of the Company’s website. The live call also can be accessed by dialing: (888) 503-8169. Please reference conference ID: 9284432. For interested parties unable to participate live, an archived version of the webcast may be accessed by visiting the “Events” section of the Company’s website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), the above discussion refers to non-GAAP adjusted income from continuing operations and adjusted net income, with the corresponding per diluted share amounts (“non-GAAP” or “adjusted”). These measures should not be considered superior to or as a substitute for income from continuing operations or net income derived in accordance with GAAP. The Company believes that these non-GAAP measures are useful as an additional means for investors to evaluate the Company’s operating results, when reviewed in conjunction with the Company’s GAAP financial statements. The Company believes the inclusion of these non-GAAP measures enhances an investor’s understanding of the underlying trends in the Company’s business and provide for better comparability between different periods in different years.

The above discussion refers to free cash flow and EBITDA (earnings before income taxes and depreciation and amortization), which are also non-GAAP measures. The presentation of these non-GAAP measures are not measures determined by GAAP and should not be considered superior to or as a substitute for net income or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, all companies do not calculate non-GAAP financial measures in the same manner and, accordingly, the measures “free cash flows” and “EBITDA” presented in this release may not be comparable to similar measures used by other companies. The Company calculates free cash flows as cash flow from operating activities less capital expenditures and less discretionary store asset acquisitions, if applicable. The Company calculates forecasted EBITDA for fiscal 2013 of $20.0-$23.0 million as forecasted operating income of breakeven to $3.0 million plus the add-back of depreciation and amortization of $20.0 million.

The above discussion also includes the earnings per share impact of incremental costs that have been incurred in connection with the Company’s DXL growth initiative of $2.4 million, or $0.03 per diluted share, and $9.0 million, or $0.11 per diluted share, for the fourth quarter and full year 2012, respectively. The $0.03 per diluted share was calculated, using the fourth quarter effective tax rate of 38.4%, by taking the net of $2.4 million less $0.9 million of tax divided by outstanding diluted shares of 48.5 million. The $0.11 per diluted share was calculated, using full year 2012 effective tax rate of 39.4%, by taking the net of $9.0 million less $3.5 million of tax divided by outstanding diluted shares of 48.4 million.

Below are tables showing the reconciliation of all GAAP measures to non-GAAP measures.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest multi-channel specialty retailer of big & tall men’s apparel with operations throughout the United States, Canada and Europe. The retailer operates under six brands: Destination XL®, Casual Male XL, Rochester Clothing, B&T Factory Direct, ShoesXL and LivingXL. Several catalogs and e-commerce sites, including www.destinationxl.com, make up the Company’s direct-to-consumer business. With more than 2,000 private label and name-brand styles to choose from, customers are provided with a unique blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company’s investor relations website: http://investor.destinationxl.com/.

Forward-Looking Statements

Certain information contained in this press release, including cash flows, operating margins, store counts, revenue and earnings expectations for fiscal 2013 and fiscal 2016, constitute forward-looking statements under the federal securities laws. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company’s strategic direction and the effect of such plans on the Company’s financial results. The Company’s actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its prior filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 16, 2012, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the three months ended		For the year ended
	February 2, 2013	January 28, 2012	February 2, 2013	January 28, 2012

Sales	$114,858	$111,074	$399,640	$395,867
Cost of goods sold including occupancy	60,346	61,369	213,881	212,691

Gross profit	54,512	49,705	185,759	183,176

Expenses:
Selling, general and administrative	43,292	39,952	156,366	151,999
Provision for trademark impairment	—	23,110	—	23,110
Depreciation and amortization	4,191	3,505	15,469	12,533

Total expenses	47,483	66,567	171,835	187,642

Operating income	7,029	(16,862)	13,924	(4,466)

Other income (expense), net	—	—	—	(252)
Interest expense, net	(183)	(172)	(621)	(556)

Income from continuing operations before income taxes	6,846	(17,034)	13,303	(5,274)

Provision (benefit) for income taxes	2,627	(51,112)	5,244	(50,078)

Income from continuing operations	4,219	34,078	8,059	44,804
Loss from discontinued operations, net of taxes	—	(586)	(1,933)	(2,141)

Net income	$4,219	$33,492	$6,126	$42,663

Net income per share - basic:
Income from continuing operations	$0.09	$0.72	$0.17	$0.94
Loss from discontinued operations	$—	$(0.01)	$(0.04)	$(0.05)
Net income per share -basic	$0.09	$0.70	$0.13	$0.90

Net income per share - diluted:
Income from continuing operations	$0.09	$0.71	$0.17	$0.93
Loss from discontinued operations	$—	$(0.01)	$(0.04)	$(0.04)
Net income per share- diluted	$0.09	$0.70	$0.13	$0.89

Weighted-average number of common shares outstanding:
Basic	48,115	47,543	47,947	47,424
Diluted	48,504	48,131	48,385	48,044

DESTINATION XL GROUP, INC.

CONSOLIDATED BALANCE SHEETS

February 2, 2013 and January 28, 2012

(In thousands)

	February 2, 2013	January 28, 2012
ASSETS

Cash and cash equivalents	$8,162	$10,353
Inventories	104,211	104,167
Other current assets	14,088	18,887
Property and equipment, net	65,942	45,933
Intangible assets	6,256	8,654
Deferred tax assets	45,313	43,935
Other assets	1,973	1,792

Total assets	$245,945	$233,721

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable, accrued expenses and other liabilities	$65,683	$58,847
Deferred gain on sale-leaseback	19,050	20,516
Stockholders’ equity	161,212	154,358

Total liabilities and stockholders’ equity	$245,945	$233,721

DESTINATION XL GROUP, INC.

GAAP TO NON-GAAP TABLES

Reconciliation of income from continuing operations and net income for the fourth quarter

	For the fourth quarter ended:
	February 2, 2013		January 28, 2012
	Per diluted Share		Per diluted share
(in thousands, except per share data)
Net income, GAAP basis	$4,219	$0.09	$33,492	$0.70
Add back: loss from discontinued operations, GAAP basis	$—	$—	$586	$0.01

Income from continuing operations, GAAP basis	$4,219	$0.09	$34,078	$0.71
Reverse actual income tax provision (benefit)	$2,627	$0.05	$(51,112)	$(1.06)

Income (loss) from continuing operations before taxes	$6,846	$0.14	$(17,034)	$(0.35)
Add back: Provision for trademark impairment, tax-effected	$—	$—	$23,110	$0.48

Adjusted income from continuing operations before income taxes, non-GAAP for fiscal 2011	$6,846	$0.14	$6,076	$0.13
Less Income tax provision, assume 40% tax rate for fiscal 2011	$(2,627)	$(0.05)	$(2,430)	$(0.05)

Adjusted income from continuing operations, non-GAAP for fiscal 2011	$4,219	$0.09	$3,646	$0.08
Loss from discontinued operations, GAAP basis	$—	$—	$(586)	$(0.01)

Adjusted net income, non-GAAP for fiscal 2011	$4,219	$0.09	$3,060	$0.06

Weighted average number of common shares outstanding on a diluted basis		48,504		48,131

Reconciliation of income from continuing operations and net income for the fiscal year

	For the fiscal year ended:
	February 2, 2013		January 28, 2012
	Per diluted Share		Per diluted share
(in thousands, except per share data)
Net income, GAAP basis	$6,126	$0.13	$42,663	$0.89
Add back: loss from discontinued operations, GAAP basis	$1,933	$0.04	$2,141	$0.04

Income from continuing operations, GAAP basis	$8,059	$0.17	$44,804	$0.93
Reverse actual income tax provision (benefit)	$5,244	$0.11	$(50,078)	$(1.04)

Income (loss) from continuing operations before taxes	$13,303	$0.27	$(5,274)	$(0.11)
Add back: Provision for trademark impairment, tax-effected	$—	$—	$23,110	$0.48

Adjusted income from continuing operations before income taxes, non-GAAP for fiscal 2011	$13,303	$0.27	$17,836	$0.37
Less Income tax provision, assume 40% tax rate for fiscal 2011	$(5,244)	$(0.11)	$(7,134)	$(0.15)

Adjusted income from continuing operations, non-GAAP for fiscal 2011	$8,059	$0.17	$10,702	$0.22
Loss from discontinued operations, GAAP basis	$(1,933)	$(0.04)	$(2,141)	$(0.04)

Adjusted net income, non-GAAP for fiscal 2011	$6,126	$0.13	$8,561	$0.18

Weighted average number of common shares outstanding on a diluted basis		48,385		48,044

Reconciliation of Free Cash Flow

(in millions)	Fiscal 2012	Fiscal 2011
Cash flow provided by operating activities	$29.9	$23.4
Less: capital expenditures	(32.4)	(18.0)

Free cash flow	$(2.5)	$5.4